Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172332 on Form S-8 of our reports dated February 19, 2013, relating to the consolidated financial statements of Energy Future Holdings Corp. and subsidiaries ("EFH Corp.") (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph related to EFH Corp.'s continued net losses, substantial indebtedness and significant cash interest requirements as well as EFH Corp.'s ability to satisfy its obligations in October 2014, which include the maturities of the $3.8 billion of TCEH Term Loan Facilities, being dependent upon the completion of one or more actions described in Note 1 to the consolidated financial statements) and the effectiveness of EFH Corp.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of EFH Corp. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 19, 2013